                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                            SCHEDULE 14A INFORMATION
                Proxy Statement Pursuant to Section 14(a) of the
                Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant /X/
Filed by a Party other than the Registrant / /

Check the appropriate box:

/ / Preliminary Proxy Statement
/ / Confidential, for Use of the Commission Only (as permitted by
    Rule 14a-6(e)(2))
/X/ Definitive Proxy Statement
/ / Definitive Additional Materials
/ / Soliciting Material Pursuant to 240.14a-11(c) or 240.14a-12


                                 AERO SERVICES
-----------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)


 -----------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/ No fee required
/ / Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

    1) Title of each class of securities to which transaction applies:


       ----------------------------------------------------------------------
    2) Aggregate number of securities to which transaction applies:


       ----------------------------------------------------------------------
    3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):


       ----------------------------------------------------------------------
    4) Proposed maximum aggregate value of transaction:


       ----------------------------------------------------------------------

    5) Total fee paid:


       ----------------------------------------------------------------------

/ / Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    1) Amount Previously Paid:

    ___________________________________________________________________________
    2) Form, Schedule or Registration Statement No.:

    ___________________________________________________________________________
    3) Filing Party:

    ___________________________________________________________________________
    4) Date Filed:

    ___________________________________________________________________________

                       AERO SERVICES INTERNATIONAL, INC.

                           660 Newtown-Yardley Road
                          Newtown, Pennsylvania 18940


                           -------------------------

                NOTICE OF THE ANNUAL MEETING OF SHAREHOLDERS OF
                       AERO SERVICES INTERNATIONAL, INC.

                   to be held on Tuesday, September 22, 1998

                           -------------------------

To the Shareholders:

         NOTICE IS HEREBY GIVEN that the Annual Meeting of the Shareholders of Aero Services International, Inc., a Louisiana corporation (the "Company"), is hereby called to be held at the Ramada Inn on Market Square, 23 South Second Street, Harrisburg, Pennsylvania 17101, on Tuesday, September 22, 1998 at 9:00 a.m., for the following purposes:

         1. To elect directors to serve for a term of one year and until their successors are elected and qualified;

         2. To ratify the selection of BDO Seidman, LLP as the Company's independent certified accountant; and

         3. To transact such other business as may lawfully come before the meeting or any adjournment or adjournments thereof.

         The Board of Directors has fixed the close of business on September 8, 1998 as the record date for the determination of shareholders entitled to notice of and to vote at such meeting.

         Your vote is important. Even if you plan to attend the Annual Meeting in person, please mark, sign, date and return the enclosed proxy so that your shares will be represented at the meeting. A postage pre-paid, self-addressed return envelope is enclosed for your convenience in returning the proxy.



                                                           PAUL R. SLACK
                                                           Secretary

Dated:   September 11, 1998

                       AERO SERVICES INTERNATIONAL, INC.
                           660 NEWTOWN-YARDLEY ROAD
                          NEWTOWN, PENNSYLVANIA 18940


              PROXY STATEMENT FOR ANNUAL MEETING OF SHAREHOLDERS


         This Proxy Statement and accompanying proxy card is furnished on or about September 11, 1998 to the shareholders of Aero Services International, Inc. (the "Company") in connection with the solicitation of proxies by the Board of Directors ("Board") of the Company for use at the Annual Meeting of Shareholders to be held at the Ramada Inn on Market Square, 23 South Second Street, Harrisburg, Pennsylvania 17101, on Tuesday, September 22, 1998 at 9:00 a.m., and at any adjournment or adjournments thereof (the "Annual Meeting"). A Notice of Annual Meeting also is attached hereto. Shares can be voted only if the shareholder is present in person or is represented by proxy.

         When a proxy in the accompanying form is properly executed and returned in time to be voted at the Annual Meeting, and not subsequently revoked, the shares represented thereby will be voted at the Annual Meeting in accordance with the instructions marked thereon. All executed but unmarked proxies that are returned will be voted FOR the election of each of the director nominees for whom the shares represented by such proxy are entitled to vote, and FOR the election of BDO Seidman, LLP as the Company's independent certified accountant. If any other matters are properly brought before the Annual Meeting, the person(s) named in the accompanying proxy will vote the shares represented by such proxy in accordance with their own judgment on such matters.

         The expense of the solicitation of proxies for the meeting, including the cost of mailing, will be borne by the Company. In addition to mailing copies of the enclosed proxy materials to stockholders, the Company may request persons, and reimburse them for their expenses with respect thereto, who hold stock in their names or custody or in the names of nominees for others to forward copies of such materials to those persons for whom they hold stock of the Company and to request authority for the execution of the proxies. In addition to the solicitation of proxies by mail, it is expected that some of the officers, directors, and regular employees of the Company, without additional compensation, may solicit proxies on behalf of the Board by telephone, telefax, personal interview, and electronic mail.

         Any shareholder giving a proxy has the power to revoke it at any time before it is voted by submitting a later-dated proxy, by giving written notice of such revocation to the Secretary of the Company, provided that such written notice is received by the Secretary prior to the Annual Meeting, or upon request if the shareholder is present at the Annual Meeting and chooses to vote in person.


                       VOTING SECURITIES AND RECORD DATE

         The Board of Directors has fixed the close of business on September 8, 1998 as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting (the "Record Date"). As of the Record Date, there were outstanding, Six Million, Nine Hundred Ninety-Eight Thousand, Fifty-Two (6,998,052) shares of the Company's common stock, no par value ("Common Stock"), and Two Hundred Sixty-Nine Thousand, One Hundred Eighty-Five (269,185) shares of the Company's Series A Cumulative Convertible Preferred Stock ("Preferred Stock"). As of the Record Date, no shares of the Company's Series B Convertible Preferred Stock were outstanding. Each share of Common Stock is entitled to one vote on all matters to be presented at the Annual Meeting except the election of two (2) designated directors as described herein. The holders of Preferred Stock, voting separately as a class, are entitled to the exclusive right to elect the two (2) directors to serve as designated directors. In all other respects, the Preferred Stock is non-voting at the meeting. See "Election of Directors."

                             ELECTION OF DIRECTORS

         Five (5) directors are to be elected at the Annual Meeting to serve terms of one year or until their successors are duly elected and qualified. The Articles of Incorporation and Bylaws of the Company provide for holders of Common Stock to elect between five (5) and eleven (11) regular directors in one election; however, the Board has only nominated five (5). Holders of Preferred Stock will elect two (2) directors in a separate election to serve in the designated director positions. A plurality of the votes cast, in person or by proxy, is required for election. Absent contrary instructions, shares represented by properly executed proxies in the accompanying form will be voted FOR the nominees named below. Any shareholder who wishes to withhold authority from the proxy holders to vote for the election of directors or to withhold authority to vote for any additional individual nominee may do so by marking his proxy to that effect.

         All persons named herein as nominees for director have consented to serve and it is not contemplated that any nominee will be unable to serve as a director. If such event should occur, however, the proxies will be voted by the proxy holders for such other person or persons as may be designated by the present Board.

         The names of the Board's nominees and certain information about them are set forth below. All nominees are presently serving as directors of the Company.

Nominees for Regular Directors:

                  NAME                       AGE               DIRECTOR SINCE

                  R. Theodore Brant          52                     1994
                  Alice F. Buford            50                     1998
                  Maurice Lawruk             67                     1994


Nominees for Designated Directors:

                  NAME                       AGE               DIRECTOR SINCE

                  Bobby Ray Adkins           51                     1994
                  James R. Affleck, Jr.      57                     1998

         Bobby Ray Adkins Mr. Adkins is Assistant Secretary of Transtech Holding Company, Inc. ("Transtech") Mr. Adkins has served as Assistant Secretary of Valley Air Services, Inc. ("Valley Air") since 1989. Mr. Adkins served as Assistant Secretary of Transportech Corp. ("Transportech") from January 31, 1994 until July 23, 1998, when Carlyle-Transportech Merger Sub, Inc. was merged into Transportech. Mr. Adkins is a fifty percent (50%) owner in a real estate development/management company, Appalachian Properties, Inc. Mr. Adkins holds Associate degrees in Accounting, Business Administration and Law Enforcement, and is a licensed commercial pilot and certified flight instructor.

         James R. Affleck, Jr. Mr. Affleck began his employment with the Company in September 1987 as Manager of Special Projects. Mr. Affleck's duties have included investor relations, vendor relations, cash management, and insurance management. In 1994, Mr. Affleck was elected Assistant Secretary and Assistant Treasurer. In 1997, Mr. Affleck was appointed Vice President. Mr. Affleck is a graduate of Princeton University.

         R. Theodore Brant Mr. Brant was appointed Chairman and Chief Executive Officer on May 31, 1994. Mr. Brant has been a Director and Vice Chairman of Piedmont Aviation Services, Inc. since 1992 and President and Chief Executive Officer of Valley Air, a position he has held since Valley Air's inception. Mr. Brant also served as President and Director of Transportech until July 23, 1998, when Carlyle-Transportech Merger Sub, Inc.

was merged into Transportech. Mr. Brant is also President and Director of Transtech. Mr. Brant has experience in industrial, construction, and engineering management and holds a B.S. degree in Mechanical Engineering from West Virginia University. Mr. Brant holds a pilot license.

         Alice F. Buford Ms. Buford is Secretary/Treasurer and fifty percent (50%) owner in a real estate development/management company, Appalachian Properties, Inc. Ms. Buford is also a shareholder and Secretary of Valley Air. Ms. Buford is a shareholder of Transtech. Ms. Buford graduated from Roanoke Business College. Ms. Buford's duties include administrative support, management and accounting oversight.

         Maurice Lawruk Mr. Lawruk is Vice President of Valley Air, and serves on the Board of Transtech and Piedmont Aviation Services, Inc. Mr. Lawruk served as Vice President and Director of Transportech until July 23, 1998, when Carlyle-Transportech Merger Sub, Inc. was merged into Transportech. Mr. Lawruk also serves as Chairman of the construction company which he founded in 1967. Mr. Lawruk previously served for eight years on the Board of the Pennsylvania Industrial Development Authority.

      THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF EACH
                    OF THE BOARD'S NOMINEES FOR DIRECTOR.

                BOARD OF DIRECTORS AND COMMITTEES OF THE BOARD

Composition of the Board of Directors

         The Board is constituted by three (3) regular directors and two (2) designated directors. Regular directors are elected by the holder's of the Company's Common Stock. Designated directors are elected by the holders of the Company's Series A Preferred Stock, as hereinafter described. On May 17, 1995, Mr. Adkins, Mr. Brant, Mr. Wallace E. Congdon and Mr. Lawruk were elected at the annual meeting of the Company as regular directors, and Mr. Adkins and Mr. William R. Dimeling were elected as designated directors. On November 8, 1995, Mr. Congdon resigned as a member of the Board. On June 30, 1997, Mr. Dimeling resigned as a member of the Board. On August 20, 1998, Mr. Affleck was appointed by the Board to fill one of the vacancies on the Board. On September 3, 1998, Ms. Buford was appointed, by the Board, to fill another vacancy on the Board. The Board is currently composed of Messrs. Adkins, Affleck, Brant, and Lawruk, and Ms. Buford.

Meetings of the Board of Directors

         During the fiscal years ended September 30, 1995, 1996, and 1997, the Company's records indicate the Board met, or acted by written consent, six (6) times, three (3) times and six (6) times, respectively. In each fiscal year, each director attended more than seventy-five percent (75%) of the meetings of the Board held, and participated in one hundred percent (100%) of the actions by written consent taken, during the period for which he served as a director. Each director attended more than seventy-five percent (75%) of the meetings, and participated in one hundred percent (100%) of the actions by written consent, of the committees on which he served during the period for which he served as a director.

Compensation of Directors

         On May 31, 1994, the Board suspended indefinitely any compensation for directors in their capacity as directors, excluding only Mr. Dimeling, who had been accruing compensation under a previous arrangement. Since Mr. Dimeling's resignation, no member of the Board has received any compensation in their capacity as directors.

Committees of the Board of Directors

         The Board has an Executive Committee, a Human Resources/Compensation Committee, and an Audit Committee.

         Executive Committee. The Executive Committee is authorized to act in the absence of the Chief Executive Officer. On May 31, 1994, Mr. Brant was elected to serve as Chief Executive Officer. On May 31, 1994, Mr. Brant was also appointed as a member of the Executive Committee which then consisted of Messrs. Brant and Dimeling. Since Mr. Dimeling's resignation, Mr. Brant has been the only member of the Executive Committee. The Board has determined that while an individual serves as Chief Executive Officer the Executive Committee shall be inactive.

         Human Resources/Compensation Committee. The HumanResources/Compensation Committee advises the Board with respect to human resources and compensation matters, including compensation of officers and directors. On May 17, 1995, the committee was comprised of Messrs. Brant, Dimeling and Congdon. The committee continued to be comprised of these members until Mr. Congdon's resignation as President of the Company effective November 8, 1995. Upon Mr. Dimeling's resignation, Mr. Brant was the only member of this committee. On September 1, 1998 Mr. Brant resigned his position as a member of this committee and Messrs. Adkins and Affleck were appointed by the Board. The committee is now comprised of Messrs. Adkins and Affleck. This committee did not meet during the fiscal years ended September 30, 1995, 1996 or 1997.

         Audit Committee. The Audit Committee reviews the Company's financial statements, financial systems and internal audit controls, reviews the activities and fees of the Company's independent auditor, and performs such other activities in connection with the Company's financial controls as may be directed by the Board. On May 17, 1995, the Committee was comprised of Messrs. Dimeling and Lawruk. Upon Mr. Dimeling's resignation, Mr. Lawruk was the only member. On September 3, 1998, Mr. Lawruk resigned his position as a member of this committee and Ms. Buford and Mr. Brant were appointed by the Board. Ms. Buford and Mr. Brant now constitute the Audit Committee. This committee did not meet during the fiscal years ended September 30, 1995, 1996 or 1997.



                       EXECUTIVE OFFICERS OF THE COMPANY

         The following information is provided for the current executive officers of the Company. The executive officers are appointed annually by the Board and serve at the discretion of the Board.

       Name                     Age         Office

       R. Theodore Brant         52         Chief Executive Officer; President
                                            Chairman of the Board of Directors;
                                            Director

       Bobby Ray Adkins          51         Chief Operating Officer;
                                            Director

       James R. Affleck, Jr.     57         Vice President; Assistant Treasurer;
                                            Assistant Secretary;
                                            Director

       Paul R. Slack             57         Treasurer; Secretary;
                                            Chief Accounting Officer;
                                            Controller

         Paul R. Slack joined the Company in December 1987 as Senior Internal Auditor and was named Controller in May 1989. In February 1991, the Board named Mr. Slack as Chief Accounting Officer and Controller. Subsequently, in November 1991, Mr. Slack was named Assistant Secretary of the Company. On May 31, 1994, in addition to his other offices, Mr. Slack was named Treasurer and Assistant Secretary of the Company. On March 5, 1997, Mr. Slack was named Secretary of the Company. Mr. Slack received his B.S. degree in accounting from Rider College.

         For additional information regarding Messrs. Brant, Adkins, and Affleck please refer to the "Election of Directors" section of this Proxy Statement.

                            EXECUTIVE COMPENSATION

         The following table sets forth information regarding the annual compensation for services in all capacities to the Company for the fiscal years ended September 30, 1995, 1996 and 1997 of the Chief Executive Officer. Also shown is the compensation for Mr. Congdon, who was the most highly compensated executive officer of the Company until 1996.



                                            SUMMARY COMPENSATION TABLE
====================================================================================================================================
                                                                                       Long-Term
                                                 Annual Compensation                   Compensation
====================================================================================================================================

     Name and Principal Position    Year             Salary          Bonus      Other Annual          Awards           All Other
                                                                                Compensation       Options/SARS       Compensation
------------------------------------------------------------------------------------------------------------------------------------
R. Theodore Brant,                  1997          $12,046             -0-            -0-               -0-                -0-
Chief Executive Officer; President  1996          $12,046             -0-            -0-               -0-                -0-
Chairman of the Board of            1995          $ 6,000             -0-            -0-               -0-                -0-
Directors; Director
------------------------------------------------------------------------------------------------------------------------------------
Wallace E. Congdon,                 1997              -0-             -0-            -0-               -0-                -0-
President and Chief Operating       1996           $10,154            -0-            -0-               -0-                -0-
Officer(2)                          1995           $80,100           $100            -0-               -0-                -0-

====================================================================================================================================

------

         (1) Mr. Brant was appointed Chairman and Chief Executive Officer on May 31, 1994, and served in those capacities without compensation through the end of 1994.

         (2) Mr. Congdon resigned his positions on November 9, 1995.

====================================================================================================================================



                                   OPTION/SAR EXERCISES AND YEAR-END VALUE TABLE

  AGGREGATE OPTION/SAR EXERCISES IN THE LAST FISCAL YEAR FISCAL YEAR-END OPTION/SAR VALUE
====================================================================================================================================
                                                                                   Number of
                                                                                   Securities          Value(1) of
                                                                                   Underlying          Unexercised
                                                                                   Unexercised         in-the-Money
                                                                                   Options/SARs        Options/SARs
                         Name                                                      at Fiscal           at Fiscal
                                            Shares                                 Year-End (#)        Year-End ($)
                                            Acquired on          Value             Exercisable/        Exercisable/
                                            Exercise (#)         Realized ($)      Unexercisable       Unexercisable
-------------------------------------------------------------------------------------------------------------------------
    R. Theodore Brant,
    Chief Executive Officer; President          -0-                 -0-                  0/0          $0.00/$0.00
    Chairman of the Board of
    Directors; Director
-------------------------------------------------------------------------------------------------------------------------
    John L. Pugh,
    (former) Chairman, Member of                -0-                 -0-               150,000/0        $0.00/$0.00
    Executive
    Committee(2)
-------------------------------------------------------------------------------------------------------------------------
    Larry Ulrich(3)                             -0-                 -0-               120,000/0        $0.00/$0.00
    (former) Vice President, Marketing
=========================================================================================================================


         (1) Market Value of underlying securities at exercise, minus the exercise or base price. "Spread" calculated by subtracting the exercise or base price ($.1410) from the bid price of underlying securities ($.0625) as of the fiscal year-end of September 30, 1997.

         (2) Effective January 1, 1994, the Human Resources/Compensation Committee authorized the extension of the term of Mr. Pugh's options for five years.

         (3) Mr. Ulrich resigned as Vice President, Marketing and entered into a one year consulting agreement with the Company on April 1, 1994.



          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION


         Commencing on November 20, 1995 through June 30, 1997, the Company's Human Resources/Compensation Committee ("Committee") consisted of Messrs. Brant and Dimeling. Upon Mr. Dimeling's resignation, the Committee was comprised of Mr. Brant alone. On September 1, 1998, Mr. Brant resigned from the Committee and the Board appointed Messrs. Adkins and Affleck. Mr. Adkins is a designated director of the Company, and is the Airport Manager at New River Valley Airport, Dublin, Virginia. Neither Mr. Adkins nor Mr. Affleck receive compensation from the Company by virtue of their positions as directors or members of the Committee. Mr. Adkins is employed by the Company, and received compensation in that capacity for the fiscal years ended September 30, 1995, 1996 and 1997. Mr. Affleck is employed by the Company, and received compensation in that capacity for the fiscal years ended September 30, 1995, 1996 and 1997. Messrs. Adkins and Affleck are directors of the Company. No member of the Human Resources committee had any direct or indirect material interest in any transaction or proposed transaction to which the Company was a party, except that Mr. Adkins has a seven percent (7%) equity interest in Transtech and he was an officer of Transportech. Transtech is a holding company managed by individuals with management experience and ownership (direct and indirect) of airport fueling and repair facilities similar to the Company. See "Related Transactions," and "Election of Directors."


                        COMPENSATION PURSUANT TO PLANS

         The Company has an Employees Tax Sheltered Retirement Plan meeting the requirements of Section 401(k) of the Internal Revenue Code (the "Plan"). All regular, full time employees with one or more years of service are eligible to participate in the Plan. The Plan provides for voluntary contributions by a participant of up to fifteen percent (15%) of the participant's salary subject to the maximum amounts allowable from time to time by the Internal Revenue Service. The Company makes a matching contribution of twenty-five percent (25%) of that portion of the participant's contribution which does not exceed two percent (2%) of the participant's salary. Employee contributions are fully vested. Participants become vested in Company contributions after one (1) year of participation in the Plan. In general, subject to provisions permitting hardship withdrawals and certain loans, the vested amount in a participant's account may only be withdrawn after the participant reaches age 59 1/2, or upon the participant's death, termination of employment, disability or retirement. The Company contributed $7,429 to the plan for the fiscal year ended September 30, 1995. The Company's contributions to the plan for the fiscal years ended September 30, 1996 and 1997 were $2,845 and $1,921 respectively.

         The Company has also provided for the payment of two (2) types of bonuses to selected employees of the Company. First, the Company has established an incentive plan for operating managers, including department managers, general managers, and vice presidents. Under this plan, each operating manager is eligible to earn incentive payments based on achievement of certain operating and revenue targets established at the beginning of the fiscal year. For targets achieved during fiscal years ended September 30, 1995, 1996 and 1997, the Company granted $8,402, $36,559 and $23,993, respectively to one (1) operating manager. Second, the Board may authorize additional bonuses for certain executive and selected staff employees based on achievement of specified operating or programmatic objectives established at the beginning of the fiscal year. The Company granted no bonuses under this plan during fiscal years ended September 30, 1995, 1996 and 1997.


                 SECURITY OWNERSHIP OF PRINCIPAL SHAREHOLDERS

         The following tables set forth, as of the Record Date, information with respect to stock ownership in the Company by each person known by the Company to be the beneficial owner of more than five percent (5%) of the Company's outstanding Common Stock or Preferred Stock.

====================================================================================================================================

                                                                                        Amount and
                                            Amount and                                  Nature of         Percent
                                            Nature of                  Percent          Ownership of      of Class of
                                            Beneficial                 of Class         Series A          Series A
Name and Address                            Ownership of               of Common        Preferred         Preferred
of Beneficial Owner(1)                      Common Stock               Stock            Stock(2)          Stock
====================================================================================================================================

Transtech Holding Company, Inc.           3,407,693(3)                  42%              93,947               35%
1331 Twelfth Avenue, Suite 109
Altoona, PA  16601

Triton Energy Corporation                   538,374(4)                   7%             134,593               50%
6688 North Central Expressway
Suite 1400
Dallas, TX 75206

Robert L. Starer                            801,000(5)                  11%                -0-                -0-
6555 Skyline Drive
Delray Beach, FL  33446

John F. Bricker                               401,038                    6%                -0-                -0-
826 Union Street, Suite 300
New Orleans, LA  70112

-------

         (1) Except as otherwise noted, the shareholders listed exercise sole voting and investment power, subject to community property laws where applicable. Information with respect to beneficial ownership is based upon information furnished by each shareholder.

         (2) On or about June 30, 1988, the holders of Preferred shares became entitled (pursuant to the Articles of Incorporation of the Company), voting separately as a class, to elect two (2) directors, to serve on the Board in designated positions as a result of the Company's failure to pay six (6) quarterly dividends on the Preferred Stock. Under the Articles of Incorporation, the holders of Preferred Stock cannot vote their holdings of Common Stock for the election of the Company's regular directors while entitled to elect directors to serve in the designated positions.

         (3) Includes 1,500,000 shares of Common Stock issued to Triton Energy Corporation ("Triton") on May 20, 1994 on the conversion of 250,000 shares of Series B Preferred Stock. Also includes 375,788 shares of Common Stock issuable on conversion of 93,947 shares of Preferred Stock.

         (4) Includes 538,372 shares of Common Stock issuable on conversion of 134,593 shares of Preferred Stock, which shares are owned by Triton.

         (5) Includes (i) 800,000 shares of Common Stock that Mr. Starer has a right to acquire pursuant to stock options and (ii) 1,000 shares of Common Stock acquired by Mr. Starer in open market purchases.

                       SECURITY OWNERSHIP OF MANAGEMENT

         The following table sets forth, as of the Record Date, information with respect to ownership of Common Stock and Preferred Stock by (i) each director and director-nominee of the Company, and (ii) all officers and directors of the Company as a group. This information was furnished to the Company by its officers and directors or is based upon public SEC filings.

====================================================================================================================================
                                                                                        Amount and
                                            Amount and                                  Nature of         Percent
                                            Nature of                  Percent          Ownership of      of Class of
                                            Beneficial                 of Class         Series A          Series A
                                            Ownership of               of Common        Preferred         Preferred
Name of Beneficial Owner(1)                 Common Stock               Stock            Stock             Stock
====================================================================================================================================

Bobby Ray Adkins                                 -0-(2)                 -0-               -0-(3)           -0-

James R. Affleck, Jr.                            -0-                    -0-               -0-              -0-

R. Theodore Brant                                -0-(4)                 -0-               -0-(5)           -0-

Alice F. Buford                                  -0-                    -0-               -0-              -0-

Maurice Lawruk                                   -0-(6)                 -0-               -0-(7)           -0-

Paul R. Slack                                  20,000(8)                 *                -0-              -0-

All Officers and                               20,000(9)                 *                -0-               *
Directors as a group
(includes 6 persons)

*Denotes ownership of less than one percent (1%) of the indicated class.

-----------------
         (1) Except as otherwise noted, the shareholders listed exercise sole voting and investment power, subject to community property laws where applicable. With respect to each person or group, the number of shares and percentages are calculated based on the number of shares outstanding plus shares that such person or group may acquire within sixty
                  (60) days upon the exercise of stock options.

         (2) Does not include 3,407,693 shares of Common Stock (which includes 375,788 shares of Common Stock issuable on conversion of 93,937 shares of Preferred Stock) owned by Transtech, in which Mr. Adkins owns a seven percent (7%) equity interest. Mr. Adkins disclaims the beneficial ownership of these shares.

         (3) Does not include 93,937 shares of Preferred Stock owned by Transtech, in which Mr. Adkins owns a seven percent (7%) equity interest. Mr. Adkins disclaims the beneficial ownership of these shares.

         (4) Does not include 3,407,693 shares of Common Stock (which includes 375,788 shares of Common Stock issuable on conversion of 93,937 shares of Preferred Stock) owned by Transtech, in which Mr. Brant owns a forty percent (40%) equity interest. Mr. Brant disclaims the beneficial ownership of these shares.

         (5) Does not include 93,937 shares of Preferred Stock owned by Transtech, in which Mr. Brant owns a forty percent (40%) equity interest. Mr. Brant disclaims the beneficial ownership of these shares.

         (6) Does not include 3,407,693 shares of Common Stock (which includes 375,788 shares of Common Stock issuable on conversion of 93,937 shares of Preferred Stock) owned by Transtech, in which Mr. Lawruk owns a forty percent (40%) equity interest. Mr. Lawruk disclaims the beneficial ownership of these shares.

         (7) Does not include 93,937 shares of Preferred Stock) owned by Transtech, in which Mr. Lawruk owns a forty percent (40%) equity interest. Mr. Lawruk disclaims the beneficial ownership of these shares.

         (8) Includes 20,000 shares with respect to outstanding vested stock options.

         (9) Includes 20,000 shares with respect to outstanding vested stock options for one officer. Does not include 3,031,905 shares of Common Stock owned of record by Transtech or 375,788 shares of Common Stock issuable to Transtech on conversion of 93,947 shares of Preferred Stock.


                     CERTAIN TRANSACTIONS WITH MANAGEMENT

Section 16(a) Beneficial Ownership Reporting Compliance

         Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers, and persons who own more than ten percent (10%) of its Common Stock to file reports of ownership and changes in ownership with the SEC. Officers, directors and greater than ten percent (10%) stockholders are required by the SEC to furnish the Company with copies of all
Section 16(a) forms they file.

         The Company believes that, based solely on its review of records of the transfer agent that no reports were required for those persons, during fiscal years ended September 30, 1995, 1996 and 1997 all filing requirements applicable to its officers, directors and greater than ten percent (10%) stockholders were complied with.

Related Transactions

         For the fiscal years ended September 30, 1995, 1996 and 1997, there have been no transactions between the Company and any executive officer, director, five percent (5%) beneficial owner of the Company's Common Stock, or member of the immediate family of the foregoing persons in which one of the foregoing persons had an interest of more than Sixty Thousand Dollars ($60,000) except for the following:

         In May 1994 Triton sold the majority of its equity in the Company to Transtech. At September 30, 1997, Transtech owned 42.2% of the Company's common stock and 34.9% of the Company's preferred. The Company is also indebted to Transtech in the amount of $15,610,000 in the form of notes that were purchased from Triton. During fiscal year 1996, $1,488,000 of interest expense was recorded against the $15,610,000 loans due to Transtech, of which $375,000 was paid and $962,000 was forgiven and reclassified as Additional Paid-in Capital. During fiscal year 1997, the Company paid $248,000 of the demand loans, and $1,470,000 of interest expense was recorded against these loans of which $806,000 was paid. At September 30, 1997 the Company has $1,347,000 of accrued interest due to Transtech recorded on the balance sheet.

         During the fiscal years ended September 30, 1995, 1996 and 1997, the Company provided accounting services to Transportech, a wholly owned subsidiary of Transtech. The Company received a monthly fee of $900.

         On November 8, 1995 the Company assigned its interest in the sublease and purchase option agreement at Houston's Hobby Airport, together with fixed assets situated at the facility, to TigerAir, Inc., a Texas corporation formed by Mr. Wallace E. Congdon, the then President of the Company. In consideration of the assignment, TigerAir paid $250,000 in the form of a non-interest bearing promissory note. Effective as of the closing, Mr. Congdon resigned as President and as a Director of the Company.

         On May 31, 1994 the Board of Directors appointed Christopher M. Cicconi, Esquire as the Company's Corporate Secretary. They also selected the law firm of Eckert Seamans Cherin & Mellott, LLC, of which Mr. Cicconi is a partner, as the Company's chief legal counsel. During fiscal 1996, the Company was billed $145,000 for legal services. In March 1997, Mr. Cicconi resigned as the Company's Corporate Secretary, but his law firm remains as the Company's chief legal counsel.

         In July 1996 the Company purchased a 1975 Cessna Citation 500 aircraft owned by Mr. R. Theodore Brant, the Chairman of the Board and Chief Executive Officer of the Company for $708,000. As part of the purchase agreement the Company will make monthly payments directly to Cessna Corporation on the existing loan, the balance being $533,000 at September 30, 1996. From June 1995 to March of 1996 the Company engaged in charter operations using the Cessna belonging to Mr. Brant. The Company was to pay all related operating expenses and to receive a commission on all charters. Charters were made through Piedmont Aviation Services, Inc., Winston-Salem, NC. All expenses and income, less the Company's commission, were charged to a balance sheet account. In March 1996, the Company was owed $36,000. At that time total management of the aircraft reverted to Piedmont with the expenses and charter income continuing to be processed by the Company. At the time of the purchase, the Company was due $128,000. The difference between the purchase price and the note balance assumed was charged to the owner's account. During the period ended September 30, 1997, the aircraft continued to be managed by Piedmont which was the exclusive agent for scheduling the aircraft usage. Piedmont operated as an air taxi operator and leased aircraft in connection with its business. The Company received seventy-five percent (75%) of the net billings. Piedmont provided the flight crew and the Company was responsible for fuel and maintenance. Mr. Brant was, at that time, also a director and Vice-Chairman of Piedmont. In August 1997 one of the airplane's engines required an overhaul which cost $240,000. Mr. Brant increased the note with Cessna by $200,000 and personally paid the additional $40,000, with the $240,000 being charged to a fixed asset account. At September 30, 1997 the Company owed Mr. Brant $76,000.

         The Company periodically uses an aircraft owned by Valley Air for travel by its employees, primarily management. Valley Air bills the Company an hourly rate based on flight time. The President and Chief Executive Officer of Valley Air is Mr. R. Theodore Brant. During 1997 the Company was billed $93,000 for use of the aircraft.

         In January 1996 the Company purchased forty percent (40%) interest in a company called Peakwood, L.L.C. for $150,000. $115,000 of this amount was borrowed from the following related parties: Transportech, a wholly owned subsidiary of Transtech, $20,000; Mr. Lawruk, $40,000; Mr. Affleck, $34,000; Mr. Brant, $15,000; Mr. Adkins, $4,000; and Ms. Buford, $2,000. Ms. Buford also is a shareholder of Transtech. The Company issued promissory notes bearing an interest rate of ten percent (10%) per annum with principal and interest due in February 1997, at which time the Company exercised its option to extend the payment date for one additional year. All interest due through the renewal date was paid.

                   INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

         On November 14, 1997, the Company retained BDO Seidman, LLP as the independent certified accountant to examine the financial statements of the Company and to perform the annual audit. The engagement of BDO Seidman, LLP was approved by the Company's Board on November 14, 1997.

            APPOINTMENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

         BDO Seidman, LLP audited the Company's financial statements for the fiscal years ended September 30, 1997 and the Board has reappointed BDO Seidman, LLP as the independent certified public accountants to examine the financial statements and to perform the annual audit for the year ending September 30, 1998, such appointment to continue at the pleasure of the Board. Absent contrary instructions, shares represented by properly executed proxies in the accompanying form will be voted FOR the ratification of BDO Seidman, LLP as the independent certified accounting firm for the Company.

     THE BOARD RECOMMENDS A VOTE "FOR" RATIFICATION OF THE APPOINTMENT OF
       BDO SEIDMAN, LLP AS THE INDEPENDENT ACCOUNTANTS FOR THE COMPANY.


                 CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS
                    ON ACCOUNTING AND FINANCIAL DISCLOSURE

         The Company has changed its independent accountant on November 14, 1997. The Company is unaware of any disagreements with BDO Seidman, LLP on accounting and financial disclosure. In addition, the rules of the SEC require the Company to inform you that:

         KPMG Peat Marwick, LLP audited the Company's financial statements for the fiscal years ended September 30, 1994 through 1996. On November 14, 1997 the Company (i) advised KPMG Peat Marwick, LLP that its engagement would not be renewed the Company, and (ii) engaged BDO Seidman, LLP as the independent certified public accountants to examine the financial statements and to perform the annual audit for the year ending September 30, 1997. The engagement of BDO Seidman, LLP was authorized by the Company's Board of Directors on November 14, 1997. The Company selected BDO Seidman as part of the Company's ongoing efforts to reduce costs. The Company expects the retention of BDO Seidman, LLP to reduce the costs of auditing its financial statements.

         On November 14, 1997, the Company informed KPMG Peat Marwick, LLP of its selection of BDO Seidman, LLP as the certified independent accountants for the Company. The reports of KPMG Peat Marwick, LLP on the Company's financial statements for the fiscal year ending September 30, 1996 did contain a disclaimer of opinion. In their report to the Stockholders and Board of Directors of the Company, KPMG Peat Marwick, LLP cited the Company's recurring losses from operations and net capital deficiencies at September 30, 1996 as factors that raised substantial doubt about the Company's ability to continue as a going concern.

         This qualification was due to factors expressed in Note "B" of the audited financial statements of the Company for the period ending September 30, 1996 ("Financial Statements"). Note "B" indicates, in paragraph 12, entitled "Concentration of Credit Risk and Fair Value of Financial Instruments" that the "fair value of the Industrial Bond is also impractical to determine." The Company was obligated on two (2) industrial bonds: (1) the Arapahoe County, Colorado Floating Rate Monthly Demand Industrial Bonds (CSX Beckett Aviation, Inc.) ("CO Bonds"); and (2) City of Chicago Floating Rate Monthly Demand Airport Special Facility Revenue Bonds (CSX Beckett Aviation, Inc. Project ("Chicago Bonds"). The CO Bonds and Chicago Bonds also are discussed more fully in Note "D" to the Financial Statements.

         The liability in connection with the payment of principal, interest, and related fees on the CO Bonds was contractually assumed by the purchaser of the Company's Denver, CO facility in February, 1994. The purchaser is a privately held company, and KPMG was unable to review the purchaser's financial records to determine its ability to fulfill its payment obligations. As a result, KMPG was unable to determine the extent of liability, if any, that accrued to the Company as a result of the CO Bonds.

         The Chicago Bonds continue to be an obligation of the Company. The Chicago Bonds are supported by a letter of credit, which originally was scheduled to expire several months from the time the Financial Statements were prepared. There also was some uncertainty surrounding the renewal of the letter of credit at that time. The original letter of credit bank had ceased issuing letters of credit for this type of transaction, and had expressed an unwillingness to renew the then existing letter. If the Company was unable to obtain a substitute letter of credit prior to the expiration of the original letter of credit, the Chicago Bonds would have been subject to mandatory redemption, and the Three Million Five Hundred Thousand Dollar ($3,500,000) face amount of the Chicago Bonds would become a current obligation of the Company. Since the preparation of the Financial Statements, the Company has been able to obtain a replacement letter of credit for the Chicago Bonds that has a scheduled expiration date of November 15, 2002.

         Other than as described above, the reports of KPMG Peat Marwick, LLP did not contain an adverse opinion, and were not qualified or modified as to uncertainty, audit scope or accounting principles.

         During the two most recent fiscal years of the Company and the subsequent period prior to engagement of BDO Seidman, LLP there were no disagreements with KPMG Peat Marwick, LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure or "reportable events" as that term is defined in Item 304(a)(1)(v) of Regulation S-K.

         During the two most recent fiscal years of the Company and the subsequent period prior to the engagement of BDO Seidman, LLP, neither the Company nor anyone acting on its behalf has consulted BDO Seidman, LLP regarding either the application of accounting principles to any transaction or the type of audit opinion that might be rendered on the Company's financial statements.

         Representatives of BDO Seidman, LLP are neither expected to be present at the annual meeting nor to be available to respond to shareholders questions at the annual meeting. Representatives of BDO Seidman, LLP will have the opportunity to make a statement at the annual meeting if they desire to do so.

                             FINANCIAL DISCLOSURE

         Attached hereto are copies of the Company's Forms 10-KSB, without exhibits, for the fiscal years ended September 30, 1995, 1996 and 1997. Shareholders are encouraged to read these Forms 10-KSB. They contain information on the Company's operations, markets, products and services, as well as the Company's audited financial statements.

         In addition, the rules of the SEC require the Company to report any disposals of segments of its business and extraordinary, unusual, or infrequently occurring items within the two (2) most recent fiscal years.

         On May 10, 1996 the Company sold to Jason IV, owner of a competitor FBO on the airport, its leasehold interest at New Orleans' Lakefront Airport for $900,000. The Company received $300,000 cash at settlement and two promissory notes for the balance. A note in the amount of $100,000, bearing interest at the rate of eight percent (8%) per annum is due and payable on April 30, 1997. A note in the amount of $500,000 bearing interest at the rate of nine percent (9%) per annum is due and payable on March 31, 1999. Interest on both notes is being paid monthly.

         The regulatory environment, particularly in terms of environmental regulation, has changed dramatically over the last five to ten years for all operators in the industry. In September 1988, for example, the Environmental Protection Agency ("EPA") issued regulations for underground storage tanks ("USTs") that has had a substantial economic affect on the industry and the Company. The effective commencement date for newly installed USTs was December 22, 1988 with all USTs having to conform to the new standards by December 1998. During 1996 and 1995, the Company incurred expenses of $1,000 and $241,000, respectively, in complying with these EPA regulations. However, from 1988 through 1996, the Company has incurred $3,152,000 of expenses in complying with these same regulations. At September 30, 1996, the Company's financial statements include accruals of $457,000 for any known clean-up and remediation liabilities associated with complying with EPA regulations.


                                OTHER BUSINESS

         The Board does not presently intend to bring any other business before the Annual Meeting, and, so far as is known to the Board, no matters are to be brought before the Annual Meeting except as specified in the notice of the Annual Meeting. As to any business that may properly come before the Annual Meeting, however, it is intended that proxies, in the form enclosed, will be voted in respect thereof in accordance with the judgment of the persons voting such proxies.


                           MISCELLANEOUS INFORMATION

Shareholder Proposals

         Proposals that shareholders desire to have included in the Company's proxy statement for the 1999 annual meeting should be received by the Company at its offices at 660 Newtown-Yardley Road, Newtown, PA 18940 on or before December 1, 1998. Any such proposal must comply with Rule 14a-8 of Regulation 14A of the Proxy Solicitation Rules of the Securities and Exchange Commission.

Expense of Solicitation of Proxies

         The cost of soliciting proxies in the accompanying form, including any and all professional fees paid to attorneys and accountants in connection with the preparation and filing with the SEC of these proxy materials and the financial statements and information included herein and the cost of printing and mailing these proxy materials, will be borne solely by the Company. To the extent necessary, in order to assure sufficient representation, directors, officers and regular employees of the Company may request the return of proxies personally, or by mail, telephone, telegraph, or otherwise, but such persons will not be compensated for such services. Brokerage firms, banks, fiduciaries and other nominees will be requested to forward the soliciting material to each beneficial owner of stock held of record by them. The Company will also reimburse brokerage firms, banks, and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in furnishing proxy materials to certain beneficial owners of the Company's voting stock.

Form 10-K Exhibits

         COPIES OF EXHIBITS TO THE SEC FORM 10-K ARE AVAILABLE ON PREPAYMENT OF COPYING CHARGES OF $20.00. REQUESTS AND CHECKS AS APPROPRIATE SHOULD BE ADDRESSED TO AERO SERVICES INTERNATIONAL, INC., 660 NEWTOWN-YARDLEY ROAD, NEWTOWN, PENNSYLVANIA 18940.


                                            BY ORDER OF THE BOARD OF DIRECTORS



                                            PAUL R. SLACK
                                            Secretary



ALL STOCKHOLDERS ARE URGED TO COMPLETE, SIGN, DATE AND RETURN THE ACCOMPANYING PROXY CARD IN THE ENCLOSED POSTAGE-PAID ENVELOPE. THANK YOU FOR YOUR PROMPT ATTENTION TO THIS MATTER.